Exhibit 10.3(iv)

Rappaport Loan Amendment

Zion Eugene Soltero

Oil & Gas President and Chief Executive Officer

December 9, 2004

Ms. Irith Rappaport

255A Dizengoff Street #18

Tel-Aviv 63117

Israel

Re: Loan Agreement, dated 25 February 2003 -- Extension of Credit Termination Date

Dear Irith,

Further to that certain Loan Agreement, made effective 25th February 2003, between yourself and Zion Oil & Gas, Inc. ("Zion") (the "Loan Agreement") and the Non-Negotiable Promissory Note, dated February 25, 2003 issued by Zion to you pursuant to the Loan Agreement (the "Note"), this letter confirms our agreement to amend clause (ii) of the definition of the Credit Termination Date as appears at section 1(f) of the Loan Agreement and as adopted by the provisions of the Note to "June 30, 2005" from the date currently provided thereat.

Other than as above provided, the terms of the Loan Agreement and the Note shall continue in full force and effect.

Subject to approval by our board of directors, you will further have the option to convert the Note at any time and amount in increments of $5,000 into units (at $5,000 per unit) consisting of 1,250 shares of common stock and warrants to purchase 500 shares of common stock at $5.00 per share, expiring December 31, 2004.

Your understanding and cooperation in this matter is much appreciated.

Very truly yours,

Zion Oil & Gas, Inc.

/s/ E A Soltero

Eugene A. Soltero

President

Acknowledged and agreed

/s/ Irith Rappaport

Irith Rappaport

Date: 15 Dec 2004